UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  June 15, 2012

VHGI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 000-17520

Delaware (State or other jurisdiction of incorporation or organization)	75-2276137 (I.R.S. Employer Identification No.)

777 Main Street, Suite 3100
Fort Worth, Texas 75032
(Address of principal executive offices)
(Zip Code)

(817) 820-7080
(Registrant’s telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

As disclosed in a current report on Form 8-K filed on January 6, 2012, VHGI Coal, Inc., a Delaware corporation (“VHGI Coal”), which is a wholly owned subsidiary of VHGI Holdings, Inc. (the “Company”), entered into a Stock Purchase Agreement with Lily Group, Inc., an Indiana corporation (“Lily”), pursuant to which VHGI Coal agreed to purchase all outstanding shares of Lily’s common stock.  The transactions contemplated by the Stock Purchase Agreement closed on February 16, 2012, with Lily becoming a wholly owned subsidiary of VHGI Coal.

As disclosed in a current report on Form 8-K filed on February 22, 2012, as a condition of closing of the Stock Purchase Agreement, Lily was required to pay off and refinance certain debt.  In order to do so, contemporaneously with the closing of the stock purchase, Lily entered into a Note Purchase Agreement with Platinum Partners Credit Opportunities Master Fund LP, a Delaware limited partnership (“Platinum”), pursuant to which Lily issued a 12% secured promissory note in the original principal amount of $13,000,000 (as subsequently amended, the “Note Purchase Agreement”).

On May 15, 2012, Lily and Platinum entered into an amendment to the Note Purchase Agreement, which extended the termination date (the “Termination Date”) of the Note Purchase Agreement to May 25, 2012. As consideration for this extension, Lily paid Platinum the sum of $50,000. On May 29, 2012, Lily and Platinum entered into a second amendment to the Note Purchase Agreement, which further extended the Termination Date of the Note Purchase Agreement to June 15, 2012, in exchange for Lily’s agreement to pay Platinum the sum of $550,000. Lily and Platinum entered into a third amendment to the Note Purchase Agreement as of June 15, 2012, which extended the Termination Date of the Note Purchase Agreement to August 10, 2012, in exchange for Lily’s agreement to pay Platinum the sum of $250,000 upon the Termination Date. In addition, the third amendment provides that the payment to Platinum of $550,000 for the second amendment is deferred until the Termination Date and in consideration for this deferral Lily agreed to pay Platinum the additional sum of $100,000 on or before July 9, 2012, plus Platinum’s legal fees for the second and third amendments.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits.

Description
No.
10.1	First Amendment to Note Purchase Agreement, dated May 15, 2012.
10.2	Second Amendment to Note Purchase Agreement, dated May 25, 2012.
10.3	Third Amendment to Note Purchase Agreement, dated June 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI HOLDINGS, INC.
(Company)

Date	July 2, 2012
By:		/s/ Douglas P. Martin
Name:		Douglas P. Martin
Title:		Chief Executive Officer